Exhibit 10.61

EnergyNsync, Inc. Dallas, Texas

April 30, 2004

Mr. Geoffrey Ramsey, CEO
GlobalNet Energy Investors, Inc.
1840 Hutton Drive, Suite 130
Carrollton, Texas 75006

Re:  License/Distributor Agreement Waiver

Dear Mr. Ramsey:

Reference is made to the License Distributor Agreement dated November 1, 2003 between EnergyNsync, Inc. as the Manufacturer and GlobalNet Energy Investors, Inc. as the Distributor.  You have requested a waiver of the minimum annual purchase requirement, as measured quarterly, per Section 3. (A) of the Agreement for the period ended March 31, 2004 and June 30, 2004.  ENS by this letter grants GlobalNet a full release for the minimum purchase amount for these two time periods.  The next measurable period will be September 30, 2004.

The purpose of this letter agreement is to waive the aforementioned default for the quarter ended March 31, 2004, and quarter ending June 30, 2004, and not to modify or amend the License/Distributor Agreement in any other way.  Nothing herein contained or implied shall be construed as a waiver of any other provision of the License/Distributor Agreement dated November 1, 2003.

This letter shall be binding upon the Distributor and its respecting successors, heirs and assigns, and shall inure to the benefit of EnergyNsync, Inc., and its successors and assigns.

If this letter set forth herein is acceptable, please acknowledge below and return the executed original to me as soon as possible.

Thank you.

Sincerely,

/s/ Scott Feldhacker
 Scott Feldhacker
President, EnergyNsync, Inc.

Agreed to and Acknowledged:

/s/ Geoffrey Ramsey                                                Date:  5/18/04
 Geoffrey Ramsey
CEO, duly authorized